EXHIBIT 99.1

QCR Holdings, Inc. Announces CEO Retirement and Executive Transition

MOLINE, Ill., Feb. 24, 2025 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) (“QCR Holdings” or the “Company”), today announced that, effective immediately following the annual stockholders meeting on May 22, 2025, Larry J. Helling will retire from his role as Chief Executive Officer of the Company and of Cedar Rapids Bank and Trust Company, one of the Company’s wholly-owned bank subsidiaries. Additionally, Mr. Helling will also retire at that time from the boards of directors of the Company and Cedar Rapids Bank and Trust Company. Upon Mr. Helling’s retirement, Todd A. Gipple, the Company’s current President and Chief Financial Officer, will become President and Chief Executive Officer of the Company. Additionally, Nick W. Anderson, the Company’s current Senior Vice President and Chief Accounting Officer, will become the Company’s Chief Financial Officer upon Mr. Gipple’s move to Chief Executive Officer.

“We were extremely fortunate to have Larry’s leadership as CEO over the past 6 years. Larry joined the organization in 2001 with the formation of Cedar Rapids Bank and Trust Company and became CEO of the Company in 2019. Larry has left an indelible mark on the entire organization,” remarked Marie Ziegler, Chair of QCR Holdings. “Larry’s focus on our clients, shareholders and employees through his emphasis on local control of our banking subsidiaries has been critical in guiding us through the past several years, which included the pandemic and the unique inflationary economic environment. We appreciate Larry’s dedication to the organization and working with the board to implement a seamless succession. We congratulate Larry on his impressive career and look forward to his continued friendship during his well-earned retirement.”

“It’s been an honor to serve at QCR Holdings and its banking subsidiaries for more than two decades. I have been fortunate to see the positive impacts that our company has had on the communities we serve. We are a relationship-driven organization, and that is reflected in our talented employees, who work diligently to make a positive difference for our clients,” commented Mr. Helling. “Our growth and success in recent years have been possible because of Todd’s leadership and exceptional ability to work with others. I leave knowing that the organization will continue to be guided by a strong leader who embraces our culture.”

Mr. Gipple has served as the Company’s Chief Financial Officer since 2000, when he transitioned from a successful public accounting career. Through his years in the organization, Mr. Gipple has served in other capacities, including Chief Operating Officer, President and, since 2009, as a director of the Company, in addition to serving on the boards of the Company’s various banking subsidiaries. Mr. Gipple also is an active community leader in the Quad Cities and has served on the Board of Directors and Executive Committees of several local organizations during his 40 years in the community. He currently serves on the Board of Directors of The John Deere Classic and is Past-Chair and a current member of the Executive Committee of the Board of Directors for the YMCA of the Iowa Mississippi Valley.   “I’m honored to take on the CEO role of our company following our annual meeting in May,” said Mr. Gipple. “I have been fortunate to work with Larry since he joined QCR Holdings in 2001 when he founded Cedar Rapids Bank and Trust Company, and I have enjoyed working closely with him the past six years as he has led our company as CEO. It has been very rewarding to be a part of the company’s success the past 25 years. I look forward to continuing that success by retaining our local community banking model that keeps us focused on exceeding the expectations of our clients, creating stronger communities, and sustaining our top-tier financial performance. This focus has served us well throughout the history of our company and has created long-term value for our shareholders.”

Mr. Anderson, an Illinois native and graduate of Western Illinois University, is a Certified Public Accountant. Mr. Anderson began his banking career as a teller while working his way through college. Since late 2019, he has served as Chief Accounting Officer of the Company, overseeing all of the Company’s internal and external financial reporting. He also is actively involved in his community and currently serves as the Vice President of Project Renewal of Davenport, Inc., which provides educational, recreational, and social activities for children during the school year and summer. “I have had the pleasure of working closely with Nick for over 20 years and I am fully confident that his transition into the Chief Financial Officer role will be seamless,” said Mr. Gipple. “He has the trust of the board and the executive management team and will do an excellent job overseeing the financial responsibilities at the Company while continuing to be an important part of communicating our successful story with shareholders and other constituencies.”

Mr. Helling’s retirement and Messrs. Gipple’s and Anderson’s appointments will be effective immediately following the Company’s annual stockholder meeting, scheduled to be held on May 22, 2025.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994; Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001; Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016; Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank in 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Waukesha, Wisconsin, and provides correspondent banking services. The Company has 36 locations in Iowa, Missouri, Wisconsin, and Illinois. As of December 31, 2024, the Company had $9.0 billion in assets, $6.7 billion in loans, and $7.1 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

PRESS CONTACT:
Cari Henson
VP, Corporate Communications Manager
309.277.2668 | chenson@qcrh.com